Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10(H)

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  DEFINITIONS..........................................................     1
2.  THE DEVELOPMENT AND COMMERCIALIZATION PROGRAMS.......................     5
    2.1   Overview of the Development Program............................     5
    2.2   Altana Responsibilities under the Development Program..........     5
    2.3   Company Responsibilities under the Development Program.........     6
    2.4   Overview of the Commercialization Program......................     6
    2.5   Company Responsibilities under the Commercialization Program...     6
    2.6   Altana Responsibilities under each Commercialization Program...     7
    2.7   Conduct of Development Program and Commercialization
          Activities.....................................................     7
    2.8   Manufacture and Supply of the Product..........................     7
    2.9   Non-Conforming Deliveries......................................     9
    2.10  Payment Responsibilities.......................................     9
3.  GOVERNANCE...........................................................     9
    3.1   General........................................................     9
    3.2   Certain Matters................................................     9
4.  ROYALTIES; MINIMUM ROYALTIES.........................................    10
    4.1   Royalties to Altana............................................    10
    4.2   Bartering Prohibited...........................................    10
    4.3   Minimum Royalties..............................................    10
5.  PAYMENTS AND REPORTS.................................................    10
    5.1   Payments.......................................................    10
    5.2   Royalty Payments...............................................    10
    5.3   Payment of Development Costs...................................    11
    5.4   Mode of Payment................................................    11
    5.5   Records Retention..............................................    11
    5.6   Audits.........................................................    11
    5.7   Taxes..........................................................    12
6.  INTELLECTUAL PROPERTY................................................    12
    6.1   License Grant to the Company...................................    12
    6.2   License Grant to Altana........................................    12
    6.3   Altana's Ownership.............................................    12
    6.4   Company's Ownership............................................    12
    6.5   Patent Prosecution and Maintenance of Inventions...............    12
    6.6   Patent and Trademark Enforcement...............................    13
    6.7   Infringement Actions by Third Parties..........................    13
7.  ADVERSE REACTION REPORTING...........................................    14
    7.1   Adverse Reaction Reporting.....................................    14
8.  REPRESENTATIONS AND WARRANTIES.......................................    14
    8.1   Representations and Warranties of Both Parties.................    14
    8.2   Warranties by Altana...........................................    15
    8.3   Warranties by the Company......................................    15
    8.4   Disclaimer.....................................................    15
9.  PRODUCT RECALLS......................................................    15
    9.1   ...............................................................    15
    9.2   ...............................................................    15
    9.3   ...............................................................    15
10. PUBLICATION; CONFIDENTIALITY.........................................    15

    10.1  Notification and Review with Respect to Altana and the
          Company........................................................    15
    10.2  Confidentiality: Exceptions....................................    16
    10.3  Exceptions to Obligation.......................................    16
    10.4  Remedies.......................................................    17
11. INDEMNIFICATION; INSURANCE...........................................    17
    11.1  By Altana......................................................    17
    11.2  By the Company.................................................    17
    11.3  Notice.........................................................    17
    11.4  Complete Indemnification.......................................    17
    11.5  Limitation on Liability........................................    17
    11.6  Insurance......................................................    18
12. TERM; TERMINATION....................................................    18
    12.1  Term...........................................................    18
    12.2  Termination for Cause..........................................    18
    12.3  Termination in Connection with Bankruptcy......................    18
    12.4  Effect of Expiration or Termination............................    18
    12.5  Accrued Rights: Surviving Obligations..........................    19
13. FORCE MAJEURE........................................................    19
14. MISCELLANEOUS........................................................    19
    14.1  Relationship of Parties........................................    19
    14.2  Assignment.....................................................    19
    14.3  Books and Records..............................................    19
    14.4  Further Actions................................................    19
    14.5  Notice.........................................................    20
    14.6  Use of Name....................................................    20
    14.7  Public Announcements...........................................    20
    14.8  Waiver.........................................................    21
    14.9  Compliance with Law............................................    21
    14.10 Severability...................................................    21
    14.11 Amendment......................................................    21
    14.12 Governing Law..................................................    21
    14.13 Arbitration....................................................    21
    14.14 Entire Agreement...............................................    22
    14.15 Parties in Interest............................................    22
    14.16 Descriptive Headings...........................................    22
    14.17 Counterparts...................................................    22

                                                                   EXHIBIT 10(H)

     THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this "Agreement"), dated the _____ day of __________ 2005 (the "Effective Date"), is entered into by and between Sirius Laboratories Inc., a corporation organized and existing under the laws of the State of Illinois, having offices located at 100 Fairway Drive, Suite 130, Vernon Hills, Illinois 60061, (the "Company" or "Sirius") and Altana Inc., a corporation organized and existing under the laws of New York with offices located at 60 Baylis Rd, Melville, New York 11747 ("Altana").

                             PRELIMINARY STATEMENTS

     A. Altana owns and has all right, title and interest in, or has acquired the exclusive rights to the Altana Product IP (as defined below).

     B. The Company owns and has all right, title and interest in, or has acquired the exclusive rights to the Company Technology IP (as defined below).

     C. Altana and the Company collectively possess specialized skills, knowledge, and expertise in the development, marketing and sale of products used in the treatment of diseases of the human skin, including without limitation, [c.i.] and desire to enter into a development and license agreement regarding the further development and the marketing of certain such products, the initial development of which has been undertaken by Altana.

     D. In return for certain rights in the Product (as defined below), the Company will, subject to the terms and conditions of this Agreement, (1) support the Development Program (as defined below) financially as well as by providing a license under the Company Technology IP (as defined below), and (2) pay Altana certain royalties as provided for herein.

     E. Altana desires to continue its development of the Product and to apply its skills, knowledge, and expertise in assisting the Company in obtaining the regulatory approval of the Product under the terms and conditions set forth in this Agreement.

     F. The Company desires to obtain an exclusive license to sell, offer to sell and distribute the Product in the Territory (as defined below), and Altana desires to grant such license to the Company and supply the Company with its requirements of the Product, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.   DEFINITIONS.

     As used in this Agreement and unless otherwise defined herein, the following terms shall have the meanings set forth in this Section 1:

     "Agreement" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

     "Affiliate" with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than [c.i.] of the voting securities or other ownership interest of an entity.

     "Allocable Overhead" shall have the meaning assigned to such term in the Financial Appendix.

     "Altana" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

     "Altana Product IP" shall mean, with respect to the Product, all Know-how, trademarks and Patents owned or licensed by Altana as of the Effective Date, to the extent relating to such Product.

     "Audited Party" shall have the meaning assigned to such term in Section 5.6(a).

     "Auditing Party" shall have the meaning assigned to such term in Section 5.6(a).

     "Breaching Party" shall have the meaning assigned to such term in Section 11.2.

     "cGMP" shall mean current good manufacturing practices, as established by the FDA and all other applicable laws and regulations that apply and are in effect at the time and place of manufacture, including without limitation, Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

     [c.i.]

     "[c.i.] Invention" shall mean any new or useful process, compound, composition of matter, method of use or Know-how, whether or not patentable, related to the Product, and any improvement, enhancement, modification or derivative work to any Company Technology Product IP; in each case, (a) which is not a Product Invention, and (b) which is conceived or first reduced to practice or first demonstrated to have utility during the term of this Agreement by either Party in connection with the development or commercialization activities contemplated in this Agreement.

     "Combination Sales" mean sales of a Product which are sold bundled in a transaction with any other products or any service by the Company or its Affiliates.

     "Commercialization Plan" shall have the meaning assigned to such term in
Section 2.4(a).

     "Company" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

     "Company Technology IP" shall mean, the Company's intellectual property with respect to [c.i.], all Know-how, trademarks and Patents owned or licensed by the Company as of the Effective Date, to the extent relating to [c.i.] and its use with the Altana Product IP.

     "Cost Estimate" shall mean the estimated costs of undertaking the Development Plan as set forth in Section 2.1(b) and approved by the Parties from time to time.

     "Confidential Information" shall have the meaning assigned to such term in
Section 9.2.

     "Development Costs" shall have the meaning assigned to such term in the Financial Appendix.

     "Development Program" shall mean the Development Program defined in Section 2.1(a).

     "Development Plan" shall have the meaning assigned to such term in Section 2.1(b).

     "Effective Date" shall have the date first written above.

     "Expert" shall have the meaning set forth in Section 13.13(b)(i).

     "FDA" shall mean the United States Food and Drug Administration.

     "Field" shall mean the use of the Product(s) for the treatment of [c.i.].

     "Financial Appendix" shall mean Exhibit A hereto.

     "Firm Order" shall have the meaning set forth in Section 2.8(c).

     "First Commercial Sale" shall have the meaning assigned to such term in the Financial Appendix.

     "Forecast" shall have the meaning set forth in Section 2.8(b).

     "Fully Absorbed Manufacturing Cost" shall have the meaning assigned to such term in the Financial Appendix.

     "Fully Loaded Costs" shall have the meaning assigned to such term in the Financial Appendix.

     "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied by the Parties.

     "Improvements" shall mean any and all new developments by the Company or Altana relating to the Product(s) intended to enhance the performance and/or improve the methods of manufacture and production techniques of the Product(s). Improvements shall also include, without limitation, all developed or to be developed formulations of the Product(s) under this Agreement pursuant to the Development Plan.

     "IND" shall mean an effective Notice of a Claimed Investigational New Drug Exemption as defined in Title 21 of the Code of Federal Regulations.

     "Indemnitee" shall have the meaning assigned to such term in Section 10.3.

     "Infringement" shall have the meaning assigned to such term in Section 6.5(c).

     "Know-how" shall mean any and all unpatented formulae, processes, trade secrets, technologies and know-how, whether or not patentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

     "Minimum Net Sales" shall have the meaning assigned to such term in Section 2.8.

     "Net Sales" shall have the meaning assigned to such term in the Financial Appendix.

     "Non-breaching Party" shall have the meaning assigned to such term in
Section 11.2.

     "Party" shall mean, as applicable, Altana or Sirius and, when used in the plural, shall mean Altana and the Company.

     "Patents" shall mean the patents and patent applications relating to products in the Territory, together with any patents that may issue thereafter in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues; and a Patent shall be any one of the foregoing.

     "Payment Period" shall have the meaning assigned to such term in Section 5.2(a).

     "Product(s)" shall mean Altana's pharmaceutical composition having [c.i.] as its sole active pharmaceutical ingredient, [c.i.] by the Parties under this Agreement pursuant to the Development Plan.

     "Product Invention" shall mean any new or useful process, compound, composition of matter, method of use or Know-low, whether or not patentable, related to the Product, and any Improvement, enhancement, modification or derivative work to any Altana Product IP; in each case, conceived or first reduced to practice or first demonstrated to have utility during the term of this Agreement by either Party in connection with the development or commercialization activities contemplated in this Agreement.

     "Registration" shall mean final approval of the Registration Application for a Product in the Field which approval would allow the marketing and sale of such Product in the Field in the Territory.

     "Registration Application" shall mean any filing(s) made with the FDA for regulatory approval of the manufacture and sale of the Product in the Field in the Territory.

     "Sales Costs" shall have the meaning assigned to such term in the Financial Appendix.

     "Serious Adverse Drug Experience" shall have the meaning assigned to such term in Section 7.1(b).

     "Special Arbitration Provisions" shall have the meaning assigned to such term in Section 13.13(b).

     "Specifications" shall mean the approved specifications for raw materials and manufacturing procedures of the Product as either specified by Altana from time to time or as approved or required by FDA, as applicable and appropriate, including, without limitation: (i) raw material specifications (including approved suppliers, art proofs, chemical, micro, and packaging specifications);
(ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); (vi) finished Product specifications release criteria including Altana Acceptable Quality Limits ("AQL's"); (vii) stability specifications; and
(viii) test methods.

     "Steering Committee" shall have the meaning assigned to such term in
Section 3.1.

     "Territory" with respect to the Product shall mean [c.i.] including [c.i.].

     "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

     "Term" shall have the meaning assigned to such term in Section 11.1.

     "Units" shall have the meaning assigned to such term in the Financial Appendix.

2.   THE DEVELOPMENT AND COMMERCIALIZATION PROGRAMS.

     2.1 Overview of the Development Program.

          (a) The "Development Program" for the Product in the Territory shall be comprised of all research, development, and regulatory activities related to such Product in the Field and all filings, reports and related regulatory interactions. Altana shall have responsibility for the execution of the Development Program.

          (b) During the Term up to and including the Registration of the Product, from time to time Altana shall, from time to time, prepare a proposed Development Plan which shall be submitted to the Company for review and comment. Such "Development Plan" shall mean the plan of research, development, and regulatory activities to be undertaken as part of the Product's Development Program as well as the estimated costs of undertaking such activities ("Cost Estimate"). Altana shall take into good faith consideration the comments received from the Company regarding any Development Plan. The Company's prior approval of a Development Plan shall be required only to the extent a Development Plan allocates responsibility to the Company for undertaking activities as part of the Development Program. The initial Development Plan is attached hereto as Exhibit B.

     2.2 Altana Responsibilities under the Development Program. As part of the Development Program for the Product, in accordance with the Development Plan, Altana shall:

          (a) use [c.i.] to conduct such research and development activities in the Field [c.i.] to obtain Registration for the Product in the Territory, including, (i) [c.i.]; (ii) [c.i.], including manufacture and supply of the Product for use in the Development Program [c.i.]; (iii) [c.i.] outlined in the Development Plan; and (iv) as specified in the Development Program, [c.i.].

          (b) conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice and to use [c.i.] to achieve the objectives of the Development Program;

          (c) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Development Program in the form required under all applicable laws and regulations. The Company shall have the right, during normal business hours and upon reasonable prior written notice, to inspect all such records at its own expense, so long as doing so is not unreasonably disruptive. The Company shall maintain such records and information contained therein in confidence in accordance with Section 9 and shall not use such records or information except to the extent otherwise permitted by this Agreement;

          (d) use [c.i.] to submit Registration Applications and obtain Registrations for the Product in the Field in the Territory;

          (e) prepare and file response to inquiries of Regulatory Authorities arising during review of the Product' dossier; and

          (f) use [c.i.] to perform such other responsibilities with respect to the Development Program as may be mutually agreed upon by the Parties from time to time.

     2.3 Company Responsibilities under the Development Program. As part of the Development Program for the Product, in accordance with the Development Plan, the Company shall:

          (a) use [c.i.] to assist Altana in conducting such research and development activities in the Field necessary or desirable to obtain Registration for the Product in the Territory and undertake [c.i.] relating to the use [c.i.] in the Product;

          (b) assist and support Altana with respect to those regulatory filings necessary to obtain Registration to manufacture, market and sell the Product in the Field in the Territory; and

          (c) perform such responsibilities with respect to the Development Program as may be mutually agreed upon by the Parties from time to time.

     2.4 Overview of the Commercialization Program.

          (a) The "Commercialization Program" for the Product shall be comprised of (i) all marketing, advertising, promotional, launch (including pre-launch marketing) sales activities and sales representative detailing plan for such Product in the Field in the Territory including, without limitation, planned budgets and expenditure; and (ii) all filings, reports and related regulatory interactions and Phase IV studies, if any, required by the FDA to maintain Registration in the Territory after the Registration of such Product in the Field in the Territory. The Commercialization Program shall be undertaken in accordance with a commercialization plan which, from time to time, shall be proposed by the Company and submitted to Altana for review and comment (the "Commercialization Plan"). The Company shall take into good faith consideration the comments received from Altana regarding any Commercialization Plan. Altana's prior approval of a Commercialization Plan shall be required only to the extent a Commercialization Plan allocates responsibility to Altana for undertaking activities as part of the Commercialization Program.

          (b) The Company, either itself and/or by and through its Affiliates, shall be responsible for all activities comprising the Commercialization Program for the Product.

     2.5 Company Responsibilities under the Commercialization Program. As part of the Commercialization Program for a Product, in accordance with the Commercialization Plan, the Company shall:

          (a) perform pre-commercialization analysis, planning, market preparation and related marketing activities in the Territory;

          (b) carry out the distribution, marketing and sales of the Product in the Territory using a level of diligence and resources substantially similar to those that the Company applies to comparable products of the Company in the Territory;

          (c) conduct [c.i.] and marketing [c.i.] for the Product in the Territory;

          (d) conduct the Commercialization Program in compliance in all material respects with applicable laws, rules and regulations;

          (e) maintain records, which shall be complete and accurate in all material respects and shall fully and properly reflect all revenues in connection with the Commercialization Program. Altana shall have the right, [c.i.] and [c.i.], to inspect all such records, so long as doing so [c.i.]. [c.i.] shall bear any [c.i.] incurred by it in connection with any such inspection. Altana shall maintain such records and information contained therein in confidence in accordance with Section 9 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

          (f) undertake, and have primary responsibility for all communication with the FDA, if required by FDA, in connection with the Company's marketing and sales activities in the Territory, including the submission to the FDA for approval all marketing materials used in the Territory.

     2.6 Altana Responsibilities under each Commercialization Program. As part of the Commercialization Program for a Product Altana shall, in accordance with the Commercialization Plan, [c.i.] to:

          (a) support the Company in the Company's efforts in maintaining Registration for the Product in the Field in the Territory;

          (b) manufacture or have manufactured by Third Party the Product for commercial sale in the Territory in accordance with such Product's specifications set forth in the applicable Registration and cGMP in such quantities as the Company shall notify Altana as necessary and appropriate to meet market demand in the Territory; and

          (c) perform such other activities with respect to the Commercialization Program as the Parties mutually agree in writing are necessary or useful from time to time; provided, that, any such activities undertaken by Altana with respect to the Commercialization Program shall (unless otherwise agreed by the Parties) [c.i.] the Company at $[c.i.] per [c.i.], other than [c.i.] which shall be invoiced and paid in accordance with Section 2.8(i). The Company shall pay such invoices within [c.i.] days after receipt of same.

     2.7 Conduct of Development Program and Commercialization Activities. Each Party, acting in accordance with this Section 2 when applicable, the Development Plan and Commercialization Plan, when applicable, shall:

          (a) reasonably cooperate with the other Party, as requested by the other Party with primary responsibility over the applicable development or commercialization activities, as the case may be, to implement all such activities and such other activities that, from time to time, the Parties agree are necessary or useful for the commercial success of the Development Program and the Commercialization Program; and

          (b) allow representatives of the other Party, upon [c.i.] notice and [c.i.], to visit such Party's facilities where any Development Program or Commercialization Program is being conducted, and consult, during such visits and by telephone, with such Party's personnel performing work on any Development Program or Commercialization Program, so long as such visits and consultations [c.i.]. The other Party shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with
Section 9 and shall not use such information except to the extent otherwise permitted by this Agreement.

     2.8 Manufacture and Supply of the Product.

          (a) Altana shall manufacture the Product to cGMP standards in accordance with the applicable specifications and in accordance with applicable laws and regulations; provided however in the event of any future changes in cGMP standards, applicable specifications, and/or applicable laws and regulations, any of which individually, or which cumulatively, have a material adverse effect on the Fully Absorbed Manufacturing Cost for the

Product, the Parties shall [c.i.]. Altana shall provide the Company with a certificate of analysis and/or certificate of conformance for each batch of the Product delivered to the Company.

          (b) Company shall submit to Altana, at least [c.i.] prior to the [c.i.] during the Term, [c.i.] rolling forecast ("Forecast") of the quantity of the Product the Company expects to order for manufacture during such period. The Company shall make all Forecasts in good faith given market conditions and other information available to the Company. Each Forecast shall [c.i.], with [c.i.] reflected therein, which [c.i.], and Company shall place firm orders [c.i.] with [c.i.] of each Forecast.

          (c) Altana shall use [c.i.] to manufacture and deliver to the Company the Product that Company has ordered pursuant to a firm order by the requested delivery date, provided that, the firm order was given at least [c.i.] prior to the desired delivery date (each such order, a "Firm Order"). In any event, the Company shall be required to place Firm Orders [c.i.]: (i) at least [c.i.] pieces of the [c.i.] of the Product; and (ii) at least [c.i.] pieces of the [c.i.] of the Product or multiples thereof. A Firm Order may not be cancelled, and Company shall be obligated to pay the Purchase Price for said order.

          (d) Each Firm Order shall specify the Product, the quantity of the Product ordered, the destination to which the Product is to be delivered and the time and manner of delivery (including the carrier to be used) in accordance with Section 2.8(h).

          (e) In the event that the quantity of the Product ordered by Company pursuant to Section 2.8(c) for delivery in any month is more than the quantity of the Product reflected in the most recent Forecast for such month, Altana shall use [c.i.], but [c.i.]

          (f) Altana may reject any order upon the grounds that such order sets forth a manufacture and delivery schedule that is inconsistent with this Section 2.8.

          (g) The Product shall be packaged and labeled in accordance with FDA approved labeling as instructed by the Company, and shall be accompanied by appropriate certificates of analysis. Product shall be appropriately labeled with a traceable batch number and date of manufacture. Altana shall ship each shipment, [c.i.], to the Company, or the Company's designee, at the location specified in the applicable Firm Order, as instructed by the Company. All [c.i.], as well as any special packing expenses, shall be borne by [c.i.]. The risk of loss, delay or damage in transit shall be with [c.i.] from and after [c.i.].

          (h) Subject to Section 2.8(g), Altana shall invoice Company at the time of shipment for the applicable Purchase Price for the Product then shipped. Each such invoice shall state the quantity of the Product contained in the shipment in question. The Purchase Price for the Product until [c.i.] shall be as follows: $[c.i.] per [c.i.] of the Product and [c.i.] per [c.i.] of the Product. After [c.i.], the Purchase Price for the Product shall [c.i.] but by no more than [c.i.] and with the result price being no more than [c.i.] Altana's Fully Absorbed Manufacturing Cost for the Product. Altana shall give the Company notice of each such price increase within [c.i.] following each [c.i.] and [c.i.] shall be [c.i.].

          (i) The Company or its designee shall confirm the quantity of the Product contained in any shipment. In the event the quantity of the Product shipped is greater or less than the quantity reflected in Altana' invoice for such shipment, then within [c.i.] after Company's or its designee's receipt of such shipment, the Company shall notify Altana concerning such overage or shortage. Unless Altana disputes such notice, the amount of such invoice automatically shall be increased or reduced, as the case may be, to reflect the actual quantity of the Product contained in such shipment.

     2.9 Non-Conforming Deliveries.

          (a) Product delivered by a Party to the other Party pursuant to Sections 2.8 or 2.9 that does not conform with the applicable manufacturing standards (as may be in effect from time to time) for any reason shall be deemed to be non-conforming. It is the responsibility of the receiving Party to test or cause to be tested all Product, as the case may be, upon receipt and to notify the other Party of any alleged non-conformity within [c.i.] after receipt of the shipment. A shipment will be considered accepted by the receiving Party unless it gives such notice within such [c.i.] time period.

          (b) The delivering Party shall have the right to examine and test any batch of the Product, as the case may be, that the receiving Party claims is non-conforming and shall notify the receiving Party in writing of its findings. In the event the Parties cannot agree as to whether any such batch is non-conforming, the Parties shall designate an independent testing laboratory to determine same, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory testing shall be borne by [c.i.].

          (c) In the event that any such batch is ultimately agreed or found to be non-conforming, the delivering Party shall [c.i.] such shipment at its expense.

     2.10 Payment Responsibilities.

          (a) The Company shall pay for all Development Costs incurred by the Parties under the Development Program from the Effective Date and the costs and expenses for each Commercialization Program. All Development Costs shall be reported and paid pursuant to Section 5.3 and the Financial Appendix attached hereto. If in any contract year the total Development Costs reported by Altana to the Company exceed the Cost Estimates set forth in the Development Plan, then Altana will review and report to the Company the reasons for the increased expenditure and the Parties will consider revising such Cost Estimate upwards and approving the increased expenditure.

          (b) Altana will undertake development work at a charge-out rate of U.S. [c.i.] [c.i.] plus [c.i.].

3.   GOVERNANCE.

     3.1 General. The Parties shall in good faith consult and communicate with one another as reasonably necessary and appropriate in undertaking the activities contemplated by the Development Program and the Commercialization Program so as to efficiently and expeditiously achieve the goals of the Development Program and the Commercialization Program.

     3.2 Certain Matters. Without limiting the generality of Section 3.1, upon the request of a Party, the Parties shall:

          (a) undertake a formal review and comparison of the status of the Product's Development Program to the current Development Plan, including, without limitation the applicable timelines (such formal review to be conducted, if at all, no more frequently than [c.i.]);

          (b) undertake a formal review and comparison of the status of the Product's Commercialization Program to the current Commercialization Plan, including, without limitation the applicable timelines (such formal review to be conducted, if at all, no more frequently than [c.i.]);

          (c) discuss or meet in an attempt to reasonably resolve disputes or disagreements between the Parties relating to any aspect of the Development Program or the Commercialization Program;

          (d) discuss or meet to decide whether and how to institute patent and trademark Infringement actions against Third Parties in connection with the Product; or

          (e) discuss or meet to determine a course of action in the event of threatened or actual litigation in connection with Third Party Infringement claims.

4.   ROYALTIES; MINIMUM ROYALTIES.

     4.1 Royalties to Altana. As consideration to Altana for the license and other rights granted to the Company under this Agreement, in addition to the Purchase Price for Product, the Company agrees to pay Altana royalties on Net Sales of the Product as follows:

          (a) [c.i.] of all Net Sales of the Product in respect of such Net Sales in each marketing year that are less than or equal to [C.I.]; and

          (b) [c.i.] of all Net Sales of the Product in respect of such Net Sales in each calendar year that are greater than [C.I.].

     4.2 Bartering Prohibited. The Company and its Affiliates shall not accept or solicit any bartered goods or services for the sale of the Product.

     4.3 Minimum Royalties. In the event royalty payments made under Section 4.1 for (a) the marketing year during the First Commercial Sale of the Product and for the remainder of that marketing year, or (b) the first subsequent marketing year do not equal or exceed $[c.i.] in royalty payments for such marketing year, then the Company shall make an additional payment to Altana within [c.i.] of the end of such marketing year such that a total of $[c.i.] in such royalty payments shall have been made to Altana by the Company.

5.   PAYMENTS AND REPORTS.

     5.1 Payments. Payments to be made in connection with royalties payable on Net Sales of the Product shall be made in accordance with Section 5.2. Payments to be made in connection with Development Costs shall be made in accordance with
Section 5.3. All other payments to be made under this Agreement shall be made in accordance with Section 5.4. The Parties shall also follow the periodic reporting requirements set forth in the Financial Appendix.

     5.2 Royalty Payments. All royalty payments due by the Company under this Agreement shall be paid to Altana [c.i.] within [c.i.] calendar days following the end of [c.i.] ([c.i.] being a period of [c.i.].

          (a) (each such time period constituting a "Payment Period").

          (b) Each such royalty payment shall be accompanied by a statement showing the amounts of Gross Sales, Net Sales, the components of each Net Sales amount, the number of Units of the Product sold by Company and, if applicable, by its Affiliates during such Payment Period (on a product-by-product basis), and the amount of the royalty due on such Net Sales and the aggregate Net Sales applicable to each such Product in the current marketing year-to-date.

          (c) Royalty payments for the Product shall commence as of the First Commercial Sale of such Product in the Territory and shall terminate upon the termination of this Agreement with respect of such Product(s).

     5.3 Payment of Development Costs. All Development Costs incurred by Altana in accordance with a Development Program shall be reported to the Company by Altana in the format shown on the Financial Appendix within [c.i.] days of the end of each calendar month in accordance with the Financial Appendix and will be reimbursed by the Company to Altana within [c.i.] calendar days of submission of such report to Company showing such Development Costs.

     5.4 Mode of Payment. Each Party shall make all payments required under this Agreement in [c.i.], via wire transfer of immediately available funds as directed by the other Party from time to time, [c.i.]. Accounting for Net Sales and royalties due under this Agreement shall be in [c.i.].

     5.5 Records Retention. The Parties shall keep complete and accurate records pertaining to the milestones and sales achieved for the Product for a period of [c.i.] after the year in which such activities occurred or sales were made, and in sufficient detail to permit the other Party to confirm the accuracy of the milestone and royalty payments made hereunder.

     5.6 Audits.

          (a) Either Party (herein, the "Auditing Party") may demand, no more than [c.i.] for any marketing year in the term of this Agreement and only within [c.i.] following the end of such marketing year, an audit of the relevant books and records of the other Party (herein, the "Audited Party") in order to verify the Audited Party's reports on the matters addressed in this Agreement. Upon no less than [c.i.] days' prior written notice to the Audited Party, the Audited Party shall grant reasonable access to members of a nationally recognized independent public accounting firm selected by the Auditing Party to the relevant books and records of the Audited Party in order to conduct a review or audit thereof. Such access shall be permitted during normal business hours. The Audited Party shall cooperate with such accounting firm and provide it access to all records required in connection with such audit. The audit shall be complete only when such accounting firm reasonably confirms that the audit is complete. The accounting firm shall report its final conclusions and calculations to the Auditing Party. In no event shall the accounting firm disclose any information of the Audited Party to the Auditing Party except to the extent necessary to verify the Audited Party's reporting and other compliance with the terms of this Agreement and, at the request of the Audited Party, such accounting firm will execute appropriate non-disclosure agreements. Except as otherwise provided in
Section 5.6(b), the Auditing Party shall bear the full cost of the performance of any such audit.

          (b) If as a result of any audit of the books and records of the Audited Party it is shown that a Party's payments to the other Party under this Agreement with respect to the period of time audited were less or more than the amount that should have been paid to the other Party pursuant to this Agreement, then the Party that has been underpaid or the Party that has overpaid shall, [c.i.] after submission of the final audit report to the Audited Party the other Party's demand therefore, pay to the other Party the amount of such shortfall or overpayment [c.i.] thereon. Such [c.i.] be calculated from the date such amount was due until the date such amount is actually paid, at the rate of [c.i.] of [c.i.] reported [c.i.] for the date such amount was due. In addition, if any amount of underpayment by an Audited Party is more than [c.i.] of the amount which should have been paid to the Auditing Party pursuant to this Agreement with respect to the period in question as a result of incorrect reporting or calculation by the Audited Party, then the Audited Party shall also reimburse the Auditing Party for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit (including, without limitation, fees of attorneys, accountants and other professionals).

     5.7 Taxes. In the event that a Party is mandated under the laws of a country or other political subdivision of competent jurisdiction to withhold any tax to the tax or revenue authorities in such jurisdiction in connection with any payment to the other Party, such amount shall be deducted from the payment to be made by such withholding Party; provided that the withholding Party shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify the other Party so that the other Party may take lawful actions to avoid and minimize such withholding. The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by such other Party for foreign tax credit for such payment. Each Party agrees to reasonably cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6.   INTELLECTUAL PROPERTY.

     6.1 License Grant to the Company. Subject to the terms and conditions of this Agreement:

          (a) Altana hereby grants to the Company with respect to the Product an exclusive license under the Altana Product IP and Product Inventions; in each case, solely for the purpose of enabling the Company to use, market, sell, offer for sale, import and distribute such Product in the Field in the Territory; and

          (b) Altana hereby grants to the Company with respect to the Product a non-exclusive license under the Altana Product IP and Product Inventions; in each case, solely for the purpose of enabling the Company to perform its obligations under the Development Program for the Product.

          (c) The Company may [c.i.] under the license granted to it under
Section 6.1(a) [c.i.], which [c.i.].

     6.2 License Grant to Altana. Subject to the terms and conditions of this Agreement, the Company hereby grants to Altana, with respect to the Product a non-exclusive license under the Company Technology IP and [c.i.] Inventions; in each case, solely for the purposes of enabling Altana to perform its obligations under the Development Program for the Product, to manufacture and supply the Product, and to exercise its rights to the Product in accordance with this Agreement.

     6.3 Altana's Ownership. Altana shall solely own:

          (a) All [c.i.] and [c.i.] shall be the sole and exclusive property of Altana; and

          (b) All [c.i.] shall be the sole and exclusive property of Altana.

     6.4 Company's Ownership. The Company shall solely own all [c.i.] including all [c.i.] shall be the sole and exclusive property of Company.

     6.5 Patent Prosecution and Maintenance of Inventions.

          (a) [c.i.] shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to [c.i.].

[c.i.] shall pay all costs of filing, prosecuting and maintaining such patent applications and patents relating to [c.i.]. [c.i.] shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to [c.i.]. [c.i.] shall pay all costs of filing, prosecuting and maintaining such patent applications and patents relating to [c.i.].

          (b) [c.i.] shall determine whether any [c.i.] is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such [c.i.]. [c.i.] shall determine whether any [c.i.] is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such [c.i.].

          (c) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents owned or controlled by the other Party pursuant to Sections 6.3, 6.4 and 6.5.

     6.6 Patent and Trademark Enforcement.

          (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an "Infringement") by a Third Party with respect to the Product or Product-related trademarks within the Territory, such Party shall promptly notify the other party in writing and shall promptly provide such other Party with available evidence of such Infringement.

          (b) [c.i.] shall have the first right, but not the obligation, to institute Product-related trademark Infringement actions against Third Parties based on the Product-related trademark in the Territory as well as patent Infringement actions against Third Parties based on the Product in the Territory; provided that [c.i.] may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely effects the Product or [c.i.] without the prior written consent of [c.i.], which will not be unreasonably withheld. If [c.i.] does not effect a cessation of such infringement or institute legal action for patent or trademark infringement one or more infringing party or parties, [c.i.] shall have the right, but not the obligation, to bring suit against said infringing party or parties at its own expense. In the event of such a suit by [c.i.], [c.i.] will permit itself, at [c.i.] to be joined as a party with [c.i.] in the suit if joinder is necessary to confer upon [c.i.] the right to sue in the Territory. If either [c.i.] or [c.i.] initiates a suit, the initiating Party shall be entitled to any monetary recovery in such suit.

     6.7 Infringement Actions by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against a Party for patent or Product-related trademark infringement involving the manufacture, use, distribution, sale or marketing of a Product in the Territory, such Party shall promptly notify the other Party in writing of such suit. If the Third Party action involves [c.i.] in the Territory, [c.i.] shall, [c.i.] defend both Parties in such suit; provided that [c.i.], and provided further that [c.i.] may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely effects the Product or [c.i.] without the prior written consent of [c.i.], which will not be unreasonably withheld. If the Third Party action involves the [c.i.] in the Territory, [c.i.] shall, [c.i.], defend both Parties in such suit; provided that [c.i.], and provided further that [c.i.] may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely effects the Product or [c.i.] without the prior written consent of [c.i.], which will not be unreasonably withheld. During the pendency of such action and thereafter, [c.i.] shall [c.i.] under this Agreement. The proceeds of any such action received by [c.i.] shall be retained by [c.i.], except that [c.i.] shall [c.i.], and [c.i.]. Either Party initiating such action shall keep the other Party reasonably informed as to the status of such actions.

7.   ADVERSE REACTION REPORTING.

     7.1 Adverse Reaction Reporting. Altana shall record, evaluate, summarize and review all adverse drug experiences associated with the Product, and report all such information to the FDA in accordance with its regulatory requirements as holder of the Product Registration. In addition, each Party shall:

          (a) [c.i.], provide to the other Party for initial and/or periodic submission to the FDA significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with each Product;

          (b) in connection with investigational drugs, promptly report to the other Party the receipt of a report of any unexpected serious adverse experience with the drug, if required for either Party to comply with regulatory requirements; and

          (c) in connection with marketed drugs, [c.i.] report to the other Party any serious adverse drug experience promptly and in a time period which will allow a Party to comply with its reporting obligations to the FDA.

          (d) Each Party shall promptly report to the other Party the information set forth above affecting the Product in the Territory in accordance with applicable law and the Pharmacovigilance Agreement referred to in Section 7.1(e). Each Party shall require that its Affiliates (i) adhere to all requirements of applicable laws which relate to the reporting and investigation of adverse drug experiences, and (ii) keep the Parties informed of such events in accordance with the provision of this Section 7.

          (e) If a Party contracts with a Third Party for research to be performed by such Third Party on the Product, that Party shall require such Third Party to report to the contracting Party the information set forth above.

          (f) At least [c.i.] prior to the anticipated commercial launch of the first Product, the Parties shall enter into a Pharmacovigilance Agreement, in form and substance reasonably satisfactory to the Parties, which shall provide the details of adverse reaction reporting requirements to the Parties during Development Program(s) and thereafter that are not of the nature described above.

8.   REPRESENTATIONS AND WARRANTIES.

     8.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

          (a) Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

          (c) This Agreement has been duly executed by such Party and assuming due authorization, execution and delivery by the other Party, constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i)
applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors' rights; and (ii) judicial discretion in the availability of equitable relief;

          (d) Such Party has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration or filing with, the FDA, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement; and

          (e) The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, or approval that applies to such Party, its business or operations or any of its assets or properties, except any or all of which could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or on the rights of the other Party under this Agreement; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

     8.2 Warranties by Altana. Altana represents and warrants to the Company that all Products manufactured and supplied under this Agreement shall [c.i.] standards and [c.i.] when delivered [c.i.] in accordance with this Agreement.

     8.3 Warranties by the Company. The Company represents and warrants that the sale of Products under and use of all labeling copy and artwork approved, designated or supplied by the Company in connection with this Agreement shall be [c.i.] and [c.i.] and [c.i.], to the [c.i.].

     8.4 Disclaimer. [C.I.].

9.   PRODUCT RECALLS

     In the event (i) any government authority issues a request, directive or order that Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) [c.i.] reasonably determines after consultation with [c.i.] that the Product should be recalled because the Product does not conform to Specifications at [c.i.], or (iv) [c.i.] reasonably determines that the Product should be recalled for any reason, the Parties shall take all appropriate corrective actions reasonably requested by the other Party hereto or by any government agency.

     In the event that such recall results from [c.i.] under this Agreement, [c.i.] shall be responsible for the [c.i.]. In the event the recall results from [c.i.] under this Agreement, [c.i.] shall be responsible for the [c.i.]. In all other events, [c.i.].

     For the purposes of this Agreement, the expenses of the recall shall be the expenses of [c.i.].

10.  PUBLICATION; CONFIDENTIALITY.

     10.1 Notification and Review with Respect to Altana and the Company.

          (a) Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection and otherwise maintaining the confidentiality of commercially sensitive information. Consequently, any proposed publication, by either Party (including its Affiliates), that includes information related to the Product or any Development Program, or which otherwise includes proprietary information of the other Party or Confidential Information, may not be made by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

          (b) Each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or Q&A) of the terms of this Agreement or the documents ancillary thereto, or the identity or potential applications of the Product, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement or disclosure. Notwithstanding the foregoing, on or after the Effective Date, either Party may issue a press release, the content of which will be agreed upon in advance by the Parties, with respect to the execution of this Agreement. The Party desiring to make any such public announcement shall provide the other Party with a copy of the proposed announcement for review, comment and approval in reasonably sufficient time prior to public release.

          (c) Each Party shall cooperate fully with the other with respect to all disclosures regarding this Agreement required under applicable rules and regulations promulgated by the United States Securities and Exchange Commission and any other governmental or regulatory agency; provided, that, nothing herein shall restrict a Party from making any disclosure that is required by law.

          (d) In addition, neither Party shall disclose, under any circumstances except as set forth in this Section 9 or as otherwise required by law, the terms of this Agreement or the identity or potential applications of the Product to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in material respects as this Section 9.

     10.2 Confidentiality: Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the term of this Agreement and [c.i.] following termination of this Agreement, the receiving Party shall keep, and shall ensure that its Affiliates, employees, officers, directors and agents keep, confidential and shall not publish or otherwise disclose and shall not use for any purpose except to effectuate the purposes of this Agreement (a) any information furnished to it by the other Party, or (b) any information developed under or in connection with this Agreement by the other Party; except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who was not known to the receiving Party to be under an obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, "Confidential Information").

     10.3 Exceptions to Obligation. The restrictions contained in Section 9.2 shall not apply to Confidential Information that (a) is submitted by the receiving Party to Regulatory Authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures are taken to assure continued confidential treatment (to the extent permitted by the FDA) of such information; (b) is provided by the receiving Party to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement in connection with the receiving Party's responsibilities under the Development Program and Commercialization Program; (c) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a receiving Party is required to make any such disclosure of the other Party's Confidential Information, the receiving Party shall give reasonable advance written notice, if practicable, to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (d) was developed by the receiving Party independent of any disclosure received under this Agreement. In addition, the restrictions contained in Section 9.2 shall not apply to Altana to the extent the Confidential Information relates to any application of Inventions (i) outside the Territory, whether or not in the Field, or (ii) outside the Field, whether or not in the Territory.

     10.4 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to apply for an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 9.

11.  INDEMNIFICATION; INSURANCE.

     11.1 By Altana. Altana shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all [c.i.] arising out of or resulting from:

          (a) [c.i.] of Altana or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement or in the fulfillment of Altana's obligations hereunder; or

          (b) any [c.i.] pursuant to Section [c.i.].

     11.2 By the Company. The Company shall indemnify, defend and hold harmless Altana and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all [c.i.] arising out of or resulting from:

          (a) [c.i.] of the Company or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement or in the fulfillment of Company's obligations hereunder; or

          (b) any [c.i.] pursuant to Section [c.i.].

     11.3 Notice. In the event that any person (an "Indemnitee") entitled to indemnification under Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party or require any admission of wrongdoing) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

     11.4 Complete Indemnification. As the Parties intend complete indemnification, [c.i.] by an Indemnitee in connection with enforcement of this
Section 10 shall also be reimbursed by the indemnifying Party.

     11.5 Limitation on Liability. [C.I.].

     11.6 Insurance.

          (a) Each Party shall maintain, during the performance of this Agreement, adequate insurance, with an insurance company reasonably acceptable to the other Party, in amounts no less than that specified for each type:

               (i) Product liability insurance with limits of not less than [c.i.] and

               (ii) Excess insurance, in excess of all coverages set forth above, with limits not less than [c.i.].

          (b) Each Party shall provide to the other at least [c.i.] prior written notice of any cancellation or change in its foregoing insurance coverage.

12.  TERM; TERMINATION.

     12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 11 or extended by written agreement of the Parties, shall expire [c.i.] from the First Commercial Sale ("Term"). Upon consent of both Parties this Agreement may be extended for an [c.i.] term.

     12.2 Termination for Cause. Either Party (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event the other Party (the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder; provided, that, such breach or default shall have continued for [c.i.] after written notice thereof was provided to the Breaching Party by the Non-breaching Party. Any such termination shall become effective at the end of such [c.i.] period unless the Breaching Party has cured any such breach or default prior to the expiration of such [c.i.] period. The right of either Party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

     12.3 Termination in Connection with Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for its reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or (ii) propose a written agreement of composition or extension of substantially all of its debts; or (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [c.i.] after the filing thereof; or (iv) propose or be a party to any dissolution or liquidation; or (v) make an assignment of substantially all of its assets for the benefit of creditors.

     12.4 Effect of Expiration or Termination. At the expiration or termination of this Agreement for any reason, in addition to any other remedies available to either Party at law or in equity: (i) [c.i.] each party shall promptly transfer to the other party copies of all relevant data, reports, records and materials in their possession or control that relate to the Product and return to the other party all relevant records and materials in their possession or control containing Confidential Information of the other party relating to the Product (provided that the each party may keep one copy of such Confidential Information of the other party for archival purposes only); (ii) the licenses granted to each Party under Sections 6.1 and 6.2 shall terminate; and (iii) each Party agrees that it shall not sell or otherwise commercialize the Product that is developed by the Parties hereunder without first obtaining the written consent of the other Party in addition to any other rights such Party may need to undertake such activities.

     12.5 Accrued Rights: Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 5.5, 5.6, 6.3, 6.4, 6.5, 6.7, 8, 9, 10, 11, 12, 13 and 14 shall survive termination, relinquishment or expiration of this Agreement.

13.  FORCE MAJEURE.

     Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, Force Majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government adopted after the date of this Agreement or subject to a new interpretation after the date of this Agreement that render impossible or illegal performance by a Party of its obligations under this Agreement; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Altana or the Company, as the case may be, shall immediately notify the other Party, with written notice to follow, of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. Upon termination of a Force Majeure event, the performance of any suspended obligation or duty shall promptly recommence. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

14.  MISCELLANEOUS.

          14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

          14.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to (i) an Affiliate or (ii) any assignee of all or substantially all of its business or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section
13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

          14.3 Books and Records. Any books and records to be maintained under this Agreement shall be maintained in accordance with GAAP.

          14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.5 Notice.

          (a) Except for notices given pursuant to Section 7.1, any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and (i) personally delivered; (ii) sent electronically or by facsimile transmission (in each case with receipt verified) followed promptly by certified mail (return receipt requested); or (iii) overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (i)  in the case of Altana, to:

                    Altana
                    Attention: Vice President of Business
                               Development & Procurement
                    P.O. Box 2006
                    60 Baylis Road
                    Melville, NY 11747
                    Phone: (631) 454-7677
                    Fax: (631) 420-1572

               (ii) in the case of the Company, to:

                    Sirius Laboratories, Inc.
                    100 Fairway Drive, Suite 130
                    Vernon Hills, IL 60061
                    Attention: Chief Executive Officer
                    Facsimile No.: 847-968-2484

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to
Section 7.1 or this Section 13.5, (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the postal service.

          (b) All correspondence, notices and other communications shall be promptly provided to the other Party.

     14.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

     14.7 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by a Party or a Patty's Affiliates are traded) and as permitted by Section 9, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such

Party's Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement and with financial terms sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

     14.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer the Product sold under this Agreement without compliance with applicable laws.

     14.10 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     14.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the [c.i.] without regard to conflict of law principles. Each Party irrevocably consents and agrees that any legal action, suit or proceeding with respect to any obligation, liability or other matter under or arising out of or in connection with this Agreement, may be brought in a federal or state court located in [c.i.], and each Party irrevocably accepts and submits to the exclusive personal jurisdiction of such court with respect to any such action, suit or proceeding. Each Party waives any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding brought in any such court and hereby further waives its right to assert and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

     14.13 Arbitration. Any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement shall be first attempted to be settled by referring the dispute to the Chief Executive Officer of Altana, Inc. on behalf of Altana, or such other person holding a similar position designated by Altana from time to time, and the Chief Executive Officer of the Company, or such other person holding a similar position designated by the Company from time to time. Failing resolution by such executive officers of the Parties, either Party may elect at any time thereafter to finally settle such dispute by arbitration under the then current commercial arbitration rules of the American Arbitration Association in accordance with the terms set forth in this Section 13.13:

          (a) The place of arbitration of any dispute shall be [c.i.]. Such arbitration shall be conducted by three arbitrators, one appointed by each of Altana and the Company and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the pharmaceutical industry. Altana and the Company shall instruct such arbitrators to render a determination of any such dispute within four months after the appointment of the third arbitrator (or such other time as maybe mutually agreed by the Parties).

          (b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys' fees) against the other Party or Parties, as the case may be.

          (c) This Section 13.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

     14.14 Entire Agreement. This Agreement, together with the Exhibits hereto and the Development Plan, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

     14.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. References to Sections herein shall refer to Sections of this Agreement unless otherwise specified.

     14.17 Counterparts. This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Signatures provided by facsimile transmission shall be deemed to be original signatures.

                                      * * *

     IN WITNESS WHEREOF, each of the Parties has caused this Development, License and Supply Agreement to be executed by its duly authorized representative as of the date first above written.

                                        SIRIUS LABORATORIES INC.


                                        By: /s/ Frank r. Pollard
                                            ------------------------------------
                                        Name: Frank R. Pollard
                                        Title: Vice Chairman


                                        ALTANA INC.


                                        By: /s/ Charles Moore
                                            ------------------------------------
                                        Name: Charles Moore
                                        Title: Vice President,
                                               Business Development

                                    EXHIBIT A

                               FINANCIAL APPENDIX

This Financial Appendix provides the definitions of certain financial terms applicable to the Parties for purposes of this Agreement. It also covers accounting policies and procedures to be followed in determining the Net Sales for purposes of calculating the applicable royalty payments pursuant to this Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein.

For such purpose, this Financial Appendix sets forth the principles for reporting actual results in the Territory, the frequency of reporting and the methods of determining payments to the Parties, auditing of accounts and other matters.

A.1  PRINCIPLES OF REPORTING

     The presentation of Net Sales and Commercialization Program shall be based on the Company's financial information and shall be presented:

     1) for each seller (the Company and each of its Affiliate) for the Product in the Territory

     2) for all sellers on a consolidated basis for the Product in the reporting format depicted as follows:

SALES
GROSS SALES:
Less
1.) [c.i.]
2.) [c.i.]
3.) [c.i.]
4.) [c.i.]
5.) [c.i.]
NET SALES
NO. OF UNITS

     The presentation of the Development Program shall be based on Altana's or Company's financial information for the Product:

DEVELOPMENT PROGRAM
Third Party Development Costs
Internal Development Costs
   Hours
   Charge-Out Rate
TOTAL INTERNAL DEVELOPMENT COSTS
TOTAL DEVELOPMENT COSTS

     It is the intention of the Parties that the interpretation of these definitions shall be consistent with GAAP. If necessary, a Party shall make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operation.

A.2  FREQUENCY OF REPORTING

     The [c.i.] shall be a [c.i.] commencing on [c.i.] during which the [c.i.]. A [c.i.] shall be a [c.i.] period commencing on the [c.i.] during which the [c.i.] and subsequent consecutive [c.i.] periods.

     On a [c.i.] basis, the Company will provide Altana with a report, which shall set forth each marketing quarter's Gross Sales and Net Sales of the Product in Units, local currency and U.S. dollars (using the exchange rate as set forth in Section 5.4 above) according to the Company's sales reporting system, which shall be consistent with the definitions herein. Each report shall be provided as early as possible, but in no event later than [c.i.] after the last marketing quarter in question, and shall provide quarterly and marketing year-to-date cumulative figures.

A.3  DEFINITIONS

     "Development Costs" means the development costs [c.i.] by Altana from [c.i.] through the later of: (i) the date of [c.i.] (including thereafter costs to [c.i.]) of the Product in the Territory; or (ii) the date of [c.i.] of the Product for which [c.i.] in the Territory.

     Development Costs with respect to a Product shall each include [c.i.] and [c.i.] incurred in the conduct of a Development Program, including but not limited to the following:

     (i) [c.i.] and to [c.i.];

     (ii) [c.i.], including costs of [c.i.] conducted internally or by individual investigators or consultants necessary for the purpose of maintaining and/or expanding marketing approval of a Product;

     (iii) costs for [c.i.] for the purpose of submission to the FDA to obtain marketing approval and/or expand marketing approval of a Product; and

     (iv) expenses for [c.i.] associated with the clinical testing program or post-marketing studies required to maintain product approvals.

     In determining Development Costs chargeable under the Agreement, each Party shall use its respective project accounting systems and shall review and approve its respective project accounting systems and methodologies with the other Party.

     "Distribution Costs" means the costs [c.i.].

     "First Commercial Sale" means, with respect to the Product, the first sale for which payment has been invoiced for use or consumption by the general public of such Product in the Field in the Territory after all required Registrations, including pricing approvals (if applicable), have been granted by the FDA in the Territory.

     "Fully Absorbed Manufacturing Cost" means, if manufactured by Altana or its Affiliates, with respect to the Product, the fully-burdened cost of manufacturing, assembling, filling and packaging of the Product expressed on a per unit manufactured basis, including the cost of (i) [c.i.], and (ii) [c.i.] or [c.i.] incurred or spent in the [c.i.] including without limitation for [c.i.], and (iii) [c.i.] (including [c.i.], and (iv) [c.i.] or any part thereof as incurred or spent by Altana or its Affiliates in connection with the supply of the Product pursuant to the terms of a supply agreement, and (v) and [c.i.] as invoiced to Altana, provided, that, any such [c.i.] shall be based on the same cost components of the sub-contractor as described in (i) through (iv) hereof plus a [c.i.] margin, all as determined in accordance with generally accepted accounting principles consistently applied.

     "Internal Development Costs" with respect to Development Program activities, shall mean the [c.i.] by Altana's employees on undertaking the Development Program. Altana will undertake such work at [c.i.] reflecting Altana's contribution to the development of the project and economies of scale.

     "Net Sales" means,

          (a) with respect to the Product, the gross amount invoiced for sales of a Product in arm's length sales by the Company or its Affiliates to Third Parties, commencing with the First Commercial Sale of such Product, less the following deductions from such gross amounts which are [c.i.]:

               (i)  [c.i.];

               (ii) [c.i.];

               (iii) [c.i.];

               (iv) [c.i.]

               (v)  [c.i.]

          (b) shall also include [c.i.]. [c.i.] shall use [c.i.] to reconcile such amounts invoiced and deducted annually for the Product. For the avoidance of doubt, Net Sales shall not include [c.i.]. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices the Company customarily applies to other products sold by it.

          (c) For a Combination Sales, the Parties shall meet approximately [c.i.] prior to making a particular type of Combination Sale involving a Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the Product(s) and other products/services included within such Combination Sales or royalty bearing fraction of such Combination Sales. If, after good faith negotiations (not to exceed [c.i.], which can be extended by mutual agreement), the Parties cannot agree to an appropriate adjustment, Net Sales shall be equal to [c.i.] of all of the products and services included within Combination Sales multiplied by a fraction, the numerator of which is the [c.i.] of the component(s) of said Combination Sales, which cause said component(s) to be a Product, if sold separately and the denominator of which is the [c.i.] of the Combination Sales as a whole.

     "Third Party Development Costs" with respect to Development Program activities, shall mean all costs paid to third party sub-contractors by Altana for work undertaken on Development Program activities.

     "Units" shall mean the number of units of such Product sold or transferred during the period and included in Net Sales.

                                    EXHIBIT B

                        ALTANA'S DEVELOPMENT TESTING PLAN

[c.i.] - Sirius Labs Projected Costs

     The following is an updated estimate of the timeline and development costs for the above-referenced project. This estimate is based on the following assumptions:

     1. Altana's [c.i.] can be used with only minor modifications for the [c.i.],

     2.   Altana's current analytical methods can be used to assay the product,

     3.   [c.i.] has a pre-established tox/safety profile, and

     4.   Proposed product will be marketed with [c.i.]. [c.i.] will be used.

PROJECT SCOPE: develop an [c.i.]

     The timeline and projected costs for this project have been prepared based on discipline in the following table.

A. DISCIPLINE   B. TIME                 SCOPE OF WORK                DIRECT COST
-------------   -------                 -------------                -----------
                [c.i.]    Formulation development & methods
                          development
                [c.i.]    Exhibit batch manufacture (1 batch)
       R&D                Materials & components,
                          testing & release
                          IP and FP testing & release
                [c.i.]    Stability testing (1 batch)

                [c.i.]    Franz Cell In-vitro Study (cadaver skin)       [c.i.]
    Clinical    [c.i.]    Dermal Irritation Study                        [c.i.]
                          Skin Sensitization Study

   Regulatory   [c.i.]    Prior-Approval Supplement
                          (final formulation to product launch)

C.   TOTALS     [C.I.]                                                   [c.i.]

The overall project timeline is [c.i.] with an approximate cost of [c.i.] for [c.i.]. [c.i.] to be billed as specified in Exhibit A3.


                                       B-1